Exhibit 99.1

PANAMSAT REPORTS 2005 RESULTS

Revenues and Profitability Exceed Guidance – Company Achieves Major Strategic Goals Including Agreeing to Merge With Intelsat

WILTON, Conn., March 9, 2006 – PanAmSat Holding Corporation (NYSE: PA), the satellite-based communications company, delivering the largest number of TV channels in the world and providing network distribution services globally to enterprise and government customers,  reported financial results for the fourth quarter and calendar year ended December 31, 2005 that exceeded prior guidance in all areas.

Financial highlights for the fourth quarter include:

•                  Total consolidated revenues of $229.2 million increased 10.4% from Q4 2004 while video services revenues, the “core” market of the business which represents 60.4% of total revenues, grew 5.8% over Q4 2004

•                  Adjusted EBITDA(1) was $174.3 million, up 11.3% over Q4 2004

•                  Net income for the quarter was $49.6 million or $0.40 per share on a diluted basis, up from $18.9 million or $0.26 per share on a diluted basis for Q4 2004

Financial highlights for the full year 2005 include:

•                  Total consolidated revenues of $861.0 million increased 4.1% from 2004 (compared to prior guidance of 4% or more) while video services revenues grew 7.3% over 2004

•                  Adjusted EBITDA of $672.2 million was up 7.6% over 2004 (compared to prior guidance of 6% or more) and Adjusted EBITDA Margin increased to 76%, which was a five year high performance level for the Company vs. 73%  in 2004

•                  Net income for the year was $72.7 million or $0.64 per share on a diluted basis, up from a net loss of $79.0 million, or ($0.26) per share in 2004.

•                  The Company paid down $676.0 million of long-term debt and paid out $300.3 million of dividends to shareholders as a result of strong financial results and a successful IPO

•                  The Company also achieved a year end 2005 cash balance of $126.3 million compared to $39.0 million at year end 2004 and a ratio of total leverage to Adjusted EBITDA of 4.8x at year end 2005 compared to 6.2x at year end 2004

Joe Wright, CEO of PanAmSat said, “PanAmSat finished the year in an extremely strong position as we completed one of the most successful years in the Company’s history. Our management team has now met or exceeded guidance for four years in a row while also continuing to increase our revenues and profitability. Our Adjusted EBITDA Margin rose to a high of 76% for 2005 compared to 73% last year and 68% in 2001. The utilization on our satellite fleet increased to 73% compared to an industry average of less than 60%, while our fleet reliability remained at an industry high of 99.999982%.”

Wright continued, “Equally as important as our strong financial results, we made real progress in the three major strategic areas that we identified early last year for future growth: 1) High Definition video in North America and expansion of Direct-to-Home (DTH) video services in international markets, (2) satellite-based connectivity in rural America and remote regions of the world and (3) servicing the U.S. Government. And, we capped off the year with an agreement to merge with Intelsat.”

“In the first strategic area of video expansion, we expanded our industry leading HD neighborhood in the U.S. on Galaxy 13 by signing a multiple year, multiple transponder contract with HDNet as well as by adding new channels to the platform including the Outdoor Channel. In addition, to meet strong demand for Ku-band capacity in North America, we signed an agreement with JSAT to co-develop the Ku-band Horizons-2 satellite for the U.S. market, which will support expanded HDTV, digital video, and IP-based content distribution networks to broadband Internet and satellite news gathering (SNG) services. We also

CONTACT:	PanAmSat®
KATHRYN LANCIONI (MEDIA/INVESTORS) • TEL 203.210.8649
TWENTY•WESTPORT ROAD • WILTON, CONN. 06897 • USA

launched Vis-a-TV, an ethnic programming service for the U.S. marketplace. Vis-a-TV represents a milestone for the industry as it is the first time an operator will partner with its customers to bring the world’s programming to the U.S. Internationally, we developed the PanGlobal TV DTH platform in Australia, which currently offers 25 different channels of ethnic programming content and will be duplicated in additional international markets, including New Zealand, this year.”

“In our second strategic area, providing satellite-based connectivity to developing markets, several of our initiatives have already developed into real growth opportunities. In South Africa, we joined the Liberty Foundation and are providing over 1,000 schools with general curriculum and other teaching aids from Johannesburg. We are also using our satellites to provide health education to citizens across the country via a network of government healthcare clinics. In Mexico, we have joined with our partner Grupo Pegaso to expand satellite-based broadband services to government, enterprises and consumers. Grupo Pegaso has recently been awarded a contract to provide connectivity to thousands of government facilities and schools in order to allow them to communicate, upgrade their information base and improve their teaching standards. These projects will eventually expand to almost a million locations and already today comprise the largest VSAT network in Mexico. In addition, Grupo Pegaso is today providing full broadband services to enterprises via satellite. And in Brazil, we supported a new network operator, Primesys, providing broadband services via satellite for enterprises throughout Brazil. We expect these projects to continue to grow and expand into other regions since the only practical way these markets will be able to enjoy full connectivity is over satellites.”

“Our G2 Satellite Solutions unit, formed several years ago, also made significant progress during the year. This PanAmSat subsidiary now accounts for nearly $90 million in annual revenues and is recognized as one of the premier full-service total solutions providers to the U.S. Government. In 2005, the G2 team created a managed network solution specifically for the U.S. Government and its various agencies. The network uses high-powered Ku-band beams around the globe to deliver voice, data, video and Internet connectivity. At the end of 2005, this service was installed in over 300 locations and is projected to be the fastest growing part of the business. And, equally important, we were able to clearly demonstrate the value of our satellites in the case of emergencies such as Hurricanes Katrina, Rita and Wilma. We were ready then and will be in the future to provide communications services in the event of an emergency, either natural or man-made.”

Merger with Intelsat

On August 29, 2005, we and Intelsat, Ltd. (“Intelsat”) announced that the two companies had signed a definitive merger agreement under which Intelsat will acquire us for $25 per share in cash, or $3.2 billion. Consummation of the merger remains subject to various conditions, including satisfaction of the Hart-Scott-Rodino waiting period, receipt of Federal Communications Commission approvals, receipt of financing and other conditions. If the conditions to the merger are satisfied or waived (to the extent permitted by applicable law), we expect to consummate the merger in the second or third quarter of 2006.

Business Highlights

Total revenues for the fourth quarter of 2005 were $229.2 million, compared to revenues of $207.7 million for the same quarter last year, an increase of 10.4%. Adjusted EBITDA was $174.3 million for the fourth quarter of 2005, as compared to $156.6 million for the same period in 2004, an increase of 11.3%. Net income for the quarter was $49.6 million, compared to net income of $18.9 million for the same period in 2004. Net income for the fourth quarter of 2005 was impacted by a $6.9 million pre-tax gain on an undesignated interest rate swap agreement. Net income in the fourth quarter of 2004 was impacted by the $11.1 million pre-tax gain on the sale of our Spring Creek teleport and the $9.1 million gain on satellite insurance recovery related to our Galaxy 10R satellite.

Total revenues for 2005 were $861.0 million, compared to revenues of $827.1 million for 2004, an increase of 4.1%. Adjusted EBITDA was $672.2 million for 2005, as compared to $624.9 million for 2004, an increase of approximately 7.6%. Net income for the year ended December 31, 2005 was $72.7 million, compared to a net loss of $79.0 million for 2004. Net income for the year ended December 31, 2005 was impacted by pre-tax charges of $56 million related to early debt repayments and $10.0 million for the termination of our Sponsor’s management agreement. Net loss for the year ended December 31, 2004 was impacted by pre-tax charges of $155.1 million of transaction related costs which were recorded in connection with the recapitalization, a $99.9 million satellite impairment charge, a $29.6 million write-off related to a customer transponder lease termination and pre-tax charges of $25.8 million related to early debt repayments.

Fixed Satellite Services (“FSS”)

Through FSS, PanAmSat leases transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH in addition to providing consulting and technical services and network services to customers.

For the Three Months Ended December 31, 2005

FSS revenues for the fourth quarter of 2005 increased $18.7 million to $211.4 million, from $192.7 million in the same period in 2004. This increase was primarily attributable to higher video services revenues of $7.6 million, higher network services revenues of $4.0 million, higher consulting/technical services revenues of $6.0 million and higher government services revenues of $1.0 million compared to the prior period.

FSS segment income from operations for the fourth quarter of 2005 increased by $8.8 million to $96.0 million, compared to $87.2 million for the same period in 2004. This increase was primarily due to the increase in FSS revenues of $18.7 million, partially offset by increased operating costs and expenses of $9.9 million. These increased operating costs and expenses resulted primarily from the $11.1 million pre-tax gain and the $9.1 million gain on satellite insurance recovery recorded during the fourth quarter of 2004, offset partially by the $6.9 million gain on undesignated interest rate swap recorded during the fourth quarter of 2005.

FSS Segment EBITDA(2) for the fourth quarter of 2005 increased by $16.4 million to $169.2 million as compared to $152.8 million for the same period in 2004, a 10.7% increase. This increase is primarily due to the increased FSS revenues, partially offset by the increased operating costs and expenses discussed above.

For the Year Ended December 31, 2005

FSS revenues for 2005 increased $36.7 million to $799.6 million, from $762.9 million in 2004, an increase of 4.8%. This increase was primarily attributable to higher video services revenues of $36.8 million, higher government services revenues of $4.4 million and higher consulting/technical services revenues of $6.8 million, offset partially by an $11.3 million reduction in network services revenues. The increase in video services revenues was due primarily to increases in DTH and program distribution revenues of $36.0 million. The decrease in network services revenues was primarily attributable to the expiration of a lease associated with a non-core satellite that was used by a network services customer during the first nine months of 2004.

FSS segment income from operations for the year ended December 31, 2005 increased by $334.8 million to $343.3 million, compared to $8.5 million for 2004. This increase was due primarily to $155.1 million of transaction related costs recorded during the year ended December 31, 2004, the $99.9 million satellite impairment loss recorded during the first quarter of 2004, the $29.6 million pre-tax charge recorded within selling, general and administrative expenses during the second quarter of 2004 in relation to the termination of a customer lease agreement, the increase in FSS revenues of $36.7 million, and a decrease in depreciation and amortization expense of approximately $17.8 million, which resulted primarily from reduced depreciation on satellites that were fully depreciated or de-orbited.

FSS Segment EBITDA for the year ended December 31, 2005 increased by $43.5 million to $655.6 million as compared to $612.1 million for 2004, a 7.1% increase. This increase was driven by the increase in FSS revenues of $36.7 million and lower operating costs and expenses of $6.8 million.

Government Services (“G2”)

Through G2, PanAmSat provides global satellite and related telecommunications services to the U.S. government, international government entities and their contractors.

For the Three Months Ended December 31, 2005

G2 segment revenues were $24.8 million for the three months ended December 31, 2005 compared to $20.9 million for the same period in 2004. G2 segment revenues grew from $19.6 million for the fourth quarter of 2004 to $21.1 million for the fourth quarter of 2005, a 7.7 % increase for the quarter, after excluding the revenues related to the construction of an L-band payload on Galaxy 15(3). Revenues from the lease of additional PanAmSat FSS capacity increased by $1.4 million and revenues from managed network services increased by $1.3 million. These increases were offset by a decrease in equipment sales and other non-satellite related products of $1.2 million.

G2 income from operations of $4.9 million increased by $1.5 million, or 42.9%, and Segment EBITDA of $5.4 million increased by $1.6 million, or 44.0%, for the three months ended December 31, 2005, as compared to the same period in 2004 as a result of a shift to higher margin products and services.

For the Year Ended December 31, 2005

G2 segment revenues were $87.6 million for the year ended December 31, 2005 compared to $85.9 million for the year ended December 31, 2004. G2 segment revenues grew from $77.0 million in 2004 to $82.0 million in 2005, a 6.5% increase, after excluding the effects of the L-band payload construction program revenues (3). This increase in revenues was driven primarily by the lease of additional FSS satellite capacity of $7.6 million and an increase in revenues related to the new G2 managed network services offering of $7.5 million, partially offset by reduced equipment sales and other non-satellite related products of $10.1 million.

G2 income from operations of $15.9 million and Segment EBITDA of $17.7 million increased by $4.4 million, or 38.4%, and $4.8 million, or 37.6%, respectively, for 2005 as compared to 2004 as a result of our continued focus on higher margin products and services.

Investors’ Conference Call

PanAmSat will host a conference call on March 9, 2006 at 11 a.m. ET to discuss the Company’s fiscal fourth quarter and year ended December 31, 2005. Investors can participate in the conference call by dialing (800) 817-4887 (U.S. and Canada) or (913) 981-4913 (International) and use confirmation code 1924112.

For your convenience, the conference call can be replayed in its entirety beginning at 2 p.m. ET on March 9, 2006 through March 16, 2006. If you wish to listen to the replay of this conference call, please dial (888) 203-1112 or (719) 457-0820 and enter passcode 1924112.

The conference call will also be broadcast live through a link on the Investor Relations page on the PanAmSat Web site at http://www.panamsat.com. Please go to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About PanAmSat
Through its owned and operated fleet of 23 satellites, PanAmSat (NYSE:PA) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits nearly 2,000 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals.

In total, the Company’s in-orbit fleet is capable of reaching over 98% of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the Company’s Web site at www.panamsat.com.

CONTACTS: Kathryn Lancioni, VP, Corporate Communications of PanAmSat Corporation, 203-210-8000.

NOTE: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words “estimate,” “plan,” “project,” “anticipate,” “expect,” “intend,” “outlook,” “believe,” and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results due to certain risks and uncertainties, which are more specifically set forth in the “Financial Guidance/Recent Presentations” page of the Investor Relations section of our website and within our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include but are not limited to: (i) the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on our indebtedness; (ii) risks associated with operating our in-orbit satellites; (iii) satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; (iv) our ability to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all; (v) possible future losses on satellites that are not adequately covered by insurance; (vi) domestic and international government regulation; (vii) changes in our contracted backlog or expected contracted backlog for future services; (viii) pricing pressure and overcapacity in the markets in which we compete; (ix) inadequate access to capital markets; (x) competition; (xi) customer defaults on their obligations owed to us; (xii) our international operations and other uncertainties associated with doing business internationally; (xiii) our high level of indebtedness; (xiv) control by our controlling stockholders; (xv) litigation; and (xvi) risk associated with the completion of the pending merger with Intelsat. PanAmSat Holding Corporation cautions that the foregoing list of important factors is not exclusive. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control.

Notes:

(1) See Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin Reconciliation on pages 11, 12 and 13.

(2) See Reconciliation of Income from Operations to Segment EBITDA on pages 14 and 15.

(3) See G2 Revenue Reconciliation Table on page 10.

###

TEN PAGES OF FINANCIAL INFORMATION TO FOLLOW

PanAmSat Holding Corporation

Summary of Operating Results

Amounts in thousands (except share data)

	Three Months Ended
	December 31,	December 31,
	2004	2005

Revenues
Operating leases, satellite services and other	$203,959	$225,966
Outright sales and sales-type leases	3,761	3,259
Total Revenues	207,720	229,225

Costs and Expenses
Cost of outright sales and sales-type leases	—	—
Depreciation and amortization	73,853	71,134
Direct operating costs (exclusive of depreciation and amortization)	38,870	44,059
Selling, general & administrative expenses	22,361	25,110
Sponsor management fees	731	—
Facilities restructuring and severance costs	1,684	320
Gain on undesignated interest rate swap	—	(6,916)
Gain on insurance claims	(9,090)	—
Gain on sale of teleport	(11,113)	—
Transaction-related costs	96	—
Total operating costs and expenses	117,392	133,707

Income from operations	90,328	95,518
Interest expense, net	69,484	56,726

Income before income taxes	20,844	38,792
Income tax expense (benefit)	1,914	(10,784)

Net income	$18,930	$49,576

Net income per share – basic	$0.26	$0.40

Net income per share - diluted	$0.26	$0.40

Weighted average common shares outstanding – basic	72,543,349	122,598,093

Weighted average common shares outstanding – diluted	72,817,642	125,463,605

PanAmSat Holding Corporation

Summary of Operating Results

Amounts in thousands (except share data)

	Year Ended
	December 31,	December 31,
	2004	2005

Revenues
Operating leases, satellite services and other	$811,124	$847,149
Outright sales and sales-type leases	15,946	13,854
Total Revenues	827,070	861,003

Costs and Expenses
Cost of outright sales and sales-type leases	2,224	(4,303)
Depreciation and amortization	294,822	276,925
Direct operating costs (exclusive of depreciation and amortization)	157,354	143,870
Selling, general & administrative expenses	111,175	82,584
Sponsor management fees	731	10,444
Facilities restructuring and severance costs	6,192	4,294
Loss on termination of sales-type lease	—	2,307
Gain on undesignated interest rate swap	—	(6,611)
Gain on insurance claims	(9,090)	—
Gain on sale of teleport	(11,113)	—
Satellite impairment loss	99,946	—
Transaction-related costs	155,131	—
Total operating costs and expenses	807,372	509,510

Income from operations	19,698	351,493
Interest expense, net	191,987	289,189

Income (loss) before income taxes	(172,289)	62,304
Income tax benefit	(93,301)	(10,425)

Net income (loss)	$(78,988)	$72,729

Net income (loss) per share – basic	$(0.26)	$0.65

Net income (loss) per share – diluted	$(0.26)	$0.64

Weighted average common shares outstanding – basic	301,469,392	111,631,631

Weighted average common shares outstanding – diluted	301,469,392	114,398,613

PanAmSat Holding Corporation

Summarized Balance Sheets

(Amounts in thousands)

	December 31,	December 31,
	2004	2005
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$38,982	$126,307
Accounts receivable, net	69,380	66,418
Net investment in sales-type leases	24,776	12,260
Prepaid expenses and other current assets	26,595	20,306
Deferred income taxes	7,817	16,711
Assets held for sale	3,300	—

Total current assets	170,850	242,002

SATELLITES AND OTHER PROPERTY AND EQUIPMENT – Net	1,955,664	1,949,560
NET INVESTMENT IN SALES-TYPE LEASES	74,990	64,913
GOODWILL	2,244,131	2,244,131
DEFERRED CHARGES AND OTHER ASSETS - NET	326,296	333,942

TOTAL ASSETS	$4,771,931	$4,834,548

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$69,456	$88,349
Current portion of long-term debt	4,100	16,600
Current portion of satellite incentive obligations	13,148	13,240
Accrued interest payable	45,589	37,103
Dividends payable	—	47,507
Deferred gains and revenues	26,618	24,514
Total current liabilities	158,911	227,313

LONG-TERM DEBT	3,859,038	3,197,695
DEFERRED INCOME TAXES	31,779	9,816
DEFERRED CREDITS AND OTHER	271,100	348,888

TOTAL LIABILITIES	4,320,828	3,783,712

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	451,103	1,050,836

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,771,931	$4,834,548

PanAmSat Holding Corporation

Summarized Statements of Cash Flows

(Amounts in thousands)

	Year Ended
	December 31,	December 31,
	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(78,988)	$72,729
Depreciation and amortization expense	294,822	276,925
Deferred income taxes	(99,969)	(15,852)
Amortization of debt issuance costs and other deferred charges	14,203	20,216
Accretion on senior discount notes	5,110	27,157
Provision for uncollectible receivables	31,226	(2,724)
Loss on early extinguishment of debt	25,751	24,161
Loss on termination of sales-type lease	—	2,307
Facilities restructuring and severance costs	6,093	4,294
Reversal of sales-type lease liabilities	(3,727)	(4,303)
Gain on undesignated interest rate swap	—	(6,611)
Satellite impairment loss	99,946	—
Effect of Galaxy 10R XIPS anomaly	9,090	—
Gain on sale of teleport	(11,113)	—
Gain on insurance claims	(9,090)	—
Gain on disposal of fixed assets	(1,332)	—
Other non-cash items	(2,290)	(205)
Changes in working capital and other accounts	13,543	13,732

NET CASH PROVIDED BY OPERATING ACTIVITIES	293,275	411,826

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures (including capitalized interest) (a)	(177,130)	(207,845)
Net sales of short-term investments	374,097	—
Insurance proceeds from satellite recoveries	362,230	—
Proceeds from sale of teleport	14,370	3,161
Proceeds from satellite manufacturer	1,264	—
Acquisitions, net of cash acquired	(549)	(42,511)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	574,282	(247,195)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock – initial public offering	—	900,000
Issuance of long-term debt	3,762,643	—
Repayments of long-term debt	(1,604,615)	(676,000)
Dividends to stockholders	(245,754)	(300,291)
Capitalized transaction and debt issuance costs	(157,268)	(771)
Capitalized costs of initial public offering	—	(40,923)
New incentive obligations	20,824	4,662
Repayments of incentive obligations	(12,645)	(12,429)
Repurchase of common stock	(2,783,799)	—
Funding of capital expenditures by customer	—	47,375
Capital contributed by affiliate	9,200	—
Other equity related transactions	5,820	25

NET CASH USED IN FINANCING ACTIVITIES	(1,005,594)	(78,352)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	932	1,046

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(137,105)	87,325
CASH AND CASH EQUIVALENTS, beginning of period	176,087	38,982
CASH AND CASH EQUIVALENTS, end of period	$38,982	$126,307

(a) Includes capitalized interest of $8.5 million and $25.5 million for the years ended December 31, 2004 and 2005, respectively.

PanAmSat Holding Corporation
Selected Segment Data

(Amounts in thousands)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2005	2004	2005

FSS
Revenues	$192,738	$211,386	$762,892	$799,581
Depreciation and Amortization Expense	73,542	70,747	293,420	275,661
Income from Operations	87,163	95,994	8,523	343,256
Segment EBITDA*	152,835	169,240	612,089	655,583
Capital Expenditures	73,800	64,849	177,077	205,490

G2
Revenues	$20,946	$24,835	$85,864	$87,553
Depreciation and Amortization Expense	311	387	1,402	1,264
Income from Operations	3,442	4,918	11,452	15,852
Segment EBITDA*	3,753	5,404	12,854	17,692
Capital Expenditures	31	817	53	2,355

Eliminations
Revenues	$(5,964)	$(6,996)	$(21,686)	$(26,131)

Parent
Loss from operations	$(277)	$(5,394)	$(277)	$(7,615)

Total
Revenue	$207,720	$229,225	$827,070	$861,003
Depreciation and Amortization Expense	73,853	71,134	294,822	276,925
Income from Operations	90,328	95,518	19,698	351,493
Capital Expenditures	73,831	65,666	177,130	207,845

NON-GAAP RECONCILIATION TABLES

PanAmSat Holding Corporation

G2 Operating Segment

Non-GAAP Revenue Reconciliation

 (Amounts in thousands)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2005	2004	2005
G2 Revenues

As reported	$20,946	$24,835	$85,864	$87,553
Less: L-Band payload revenues	(1,342)	(3,722)	(8,867)	(5,564)
Adjusted G2 Revenues	$19,604	$21,113	$76,997	$81,989

Adjusted G2 revenues is not a presentation made in accordance with GAAP and does not purport to be an alternative to G2 revenues determined in accordance with GAAP. Because not all companies use identical calculations, this presentation of Adjusted G2 revenues may not be comparable to other similarly titled measures of other companies. The table above sets forth a reconciliation of G2 revenues to Adjusted G2 revenues for the periods indicated.

Adjusted G2 revenues is defined as G2 revenues as reported less L-Band payload revenues recognized during each respective period. L-Band payload revenues represent revenues recognized on a long-term construction contract with a customer to construct an L-Band navigational payload on our Galaxy 15 satellite. This construction contract has had a substantial impact on G2’s business but is very different from G2’s core business of selling satellite and non-satellite bandwidth, selling equipment and performing consulting and managed network services. Management therefore analyzes G2’s results with and without these L-Band payload revenues in order to evaluate G2’s core business elements.

* See Reconciliation of Income from Operations to Segment EBITDA on the pages 14 and 15.

PanAmSat Holding Corporation

Adjusted EBITDA Reconciliation

 (Amounts in thousands)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2005	2004	2005
Reconciliation of Net Cash Provided by Operating Activities to Net Income (Loss):
Net cash provided by operating activities	$131,233	$140,949	$293,275	$411,826
Depreciation and amortization	(73,853)	(71,134)	(294,822)	(276,925)
Deferred income taxes	1,512	15,682	99,969	15,852
Amortization of debt issue costs and other deferred charges	(6,505)	(5,396)	(14,203)	(20,216)
Accretion on senior discount notes	(5,110)	(7,049)	(5,110)	(27,157)
Provision for uncollectible receivables	756	2,722	(31,226)	2,724
Loss on early extinguishment of debt	(5,162)	—	(25,751)	(24,161)
Loss on termination of sales-type leases	—	—	—	(2,307)
Facilities restructuring and severance costs	(1,784)	(296)	(6,093)	(4,294)
Reversal of sales-type lease liabilities	—	—	3,727	4,303
Gain on undesignated interest rate swap	—	6,916	—	6,611
Satellite impairment loss	—	—	(99,946)	—
Effect of Galaxy 10R XIPS anomaly	—	—	(9,090)	—
Gain on sale of teleport	11,113	—	11,113	—
Gain on satellite insurance claims	9,090	—	9,090	—
Gain on disposal of fixed assets	—	—	1,332	—
Other non-cash items	(1,660)	(1,089)	2,290	205
Changes in assets and liabilities, net of acquired assets and liabilities	(40,700)	(31,729)	(13,543)	(13,732)

Net income (loss)	$18,930	$49,576	$(78,988)	$72,729

Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$18,930	$49,576	$(78,988)	$72,729
Interest expense, net	69,484	56,726	191,987	289,189
Income tax expense (benefit)	1,914	(10,784)	(93,301)	(10,425)
Depreciation and amortization	73,853	71,134	294,822	276,925

EBITDA	$164,181	$166,652	$314,520	$628,418

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$164,181	$166,652	$314,520	$628,418
Adjustment of sales-type leases to operating leases (a)	6,736	6,575	25,771	26,487
Loss on termination of sales-type leases (b)	—	—	—	2,307
Gain on satellite insurance claims (c)	(9,090)	—	—	—
Satellite impairment (d)	—	—	99,946	—
Restructuring charges (e)	1,684	320	6,192	4,294
Reserves for long-term receivables and sales-type leases(f)	—	—	24,419	(4,303)
Reversal of allowance for customer credits (g)	—	—	7,200	—
Transaction-related costs (h)	96	5,759	155,131	16,979
Gain on sale of teleport(i)	(11,113)	—	(11,113)	—
Gain on undesignated interest rate swap (j)	—	(6,916)	—	(6,611)
Other items (k)	4,094	1,924	2,877	4,608

Adjusted EBITDA	$156,588	$174,314	$624,943	$672,179

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2005	2004	2005

Adjusted EBITDA Margin Reconciliation:
Revenues	$207,720	$229,225	$827,070	$861,003
Adjustment of sales-type leases to operating leases (a)	6,736	6,575	25,771	26,487
Reversal of allowance for customer credits (g)	—	—	7,200	—
Adjusted Revenues	$214,456	$235,800	$860,041	$887,490
Adjusted EBITDA	$156,588	$174,314	$624,943	$672,179
Adjusted EBITDA Margin (l)	73%	74%	73%	76%

Adjusted EBITDA is not a presentation made in accordance with GAAP, and does not purport to be an alternative to net income (loss) determined in accordance with GAAP or as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The table above sets forth a reconciliation of Adjusted EBITDA and EBITDA to net income (loss) and to net cash provided by operating activities for the periods indicated.

The indenture governing the Company’s 10 3/8% senior discount notes, the indenture governing PanAmSat Corporation’s 9% senior notes due 2014 and PanAmSat Corporation’s senior secured credit facilities contain financial covenant ratios, specifically total leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to give effect to unusual items, non-cash items and other adjustments specifically required in calculating covenant ratios and compliance under the indenture governing the Company’s 10 3/8% senior discount notes, the indenture governing PanAmSat Corporation’s 9% senior notes due 2014 and PanAmSat Corporation’s senior secured credit facilities. These adjustments include unusual items such as severance, relocation costs and one-time compensation charges, non-cash charges such as non-cash compensation expense and the other adjustments shown below. Adjusted EBITDA is a material component of these covenants. For instance, non-compliance with the financial ratio maintenance covenants contained in the senior secured credit facilities could result in the requirement that PanAmSat immediately repay all amounts outstanding under such facilities and a prohibition on PanAmSat paying dividends to the Company, and non-compliance with the debt incurrence ratios contained in the Company’s 10 3/8% senior discount notes and PanAmSat Corporation’s 9% senior notes prohibit us from being able to incur additional indebtedness or make restricted payments, including payments of dividends on our common stock, other than pursuant to specified exceptions. In addition, under the restricted payments covenants contained in the indentures, the ability of the Company and PanAmSat Corporation, as applicable, to pay dividends is restricted by a formula based on the amount of Adjusted EBITDA. We believe the adjustments listed below are in accordance with the covenants discussed above.

(a)                                  For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)                                 For fiscal 2005, loss on termination of sales-type leases represents the non-cash loss of $2.3 million incurred upon the conversion of one of our customer’s sales-type lease agreements to an operating lease agreement in the first quarter of 2005. The loss includes the write-off of the related sales-type lease receivable less the cost of the transponder recorded on our books as satellites upon the termination.

(c)                                  For the three months ended December 31, 2004, amount represents a gain of $9.1 million recorded in relation to the Galaxy 10R insurance settlement, which offset a loss of $9.1 million recorded during the third quarter of 2004.

(d)                                 For fiscal 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the first quarter of 2004, which resulted in this satellite being de-orbited on April 2, 2004.

(e)                                  For all periods presented, restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs.

(f)                                    For all periods presented, reserves for long-term receivables and sales-type lease adjustments represent the amount of customer-related long-term receivables that were evaluated as uncollectible and were partially or fully reserved for during the period. For fiscal 2004, the adjustment represents the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during the period. The fiscal 2005 amount represents the reversal of approximately $4.3 million of in-orbit insurance liabilities, representing previously recorded expenses for sales-type leases on our Galaxy 4R and Galaxy 10R satellites that are no longer insured. During 2005, the insurance policies covering our Galaxy 4R and Galaxy 10R satellites expired and were not replaced and, as a result, these satellites and their related assets are no longer insured.

(g)                                 For fiscal 2004, we recorded an allowance for customer credits related to receivables from a customer affiliated with The News Corporation, as collectibility was not reasonably assured. In connection with the Recapitalization, THE DIRECTV Group guaranteed the obligations under these contracts. The adjustment represents the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

(h)                                 For the three months and year ended December 31, 2004, amounts represent costs incurred in relation to the Recapitalization. Fiscal 2004 costs consisted of $138.4 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives, and $2.2 million relating to the proxy solicitation and other costs. For the three months ended December 31, 2005, amount primarily represents costs associated with the Intelsat merger, which are included in selling, general and administrative expenses within our fourth quarter 2005 Statement of Operations. For fiscal 2005, amount represents (i) $10.0 million paid to the Sponsors on March 22, 2005 in relation to the termination of their respective management services agreement with us, (ii) costs associated with our initial public offering, (iii) costs associated with the Intelsat merger and (iv) non-capitalizable third party costs. The $10.0 million termination fee paid to the sponsors on March 22, 2005 is included in Sponsor management fees and the remainder of the costs of approximately $7.0 million are included in Selling, general and administrative expenses within our 2005 Statement of Operations.

(i)                                     For the three months and year ended December 31, 2004 amount represents an $11.1 million gain on the sale of our Spring Creek Teleport.

(j)                                     For the three months ended December 31, 2005, gain on undesignated interest rate swap represents the reduction in the fair value of the interest rate swap obligation recorded during the fourth quarter of 2005. The gain on undesignated interest rate swap represents changes in the fair value of the interest rate swap during 2005 when the swap was not considered an effective hedge.

(k)                                  For the three months ended December 31, 2004, other items consist of (i) $0.9 million of non-cash stock compensation expense, (ii) $0.5 million of expenses for management advisory services from the Sponsors, (iii) a $1.5 million loss on the disposal of assets and (iv) a $1.3 million non-cash reserve adjustment partially offset by a $0.1 million gain from an investment accounted for by the equity method. For the three months ended December 31, 2005, other items consist of (i) $0.1 million of non-cash reserve adjustments, (ii) $0.9 million of transaction costs related to acquisitions not consummated, (iii) a $0.3 million loss on the disposal of assets and (iv) $0.7 million of non-cash stock compensation expense. For fiscal 2004, other items consist of (i) $2.9 million of non-cash stock compensation expense, (ii) $0.7 million of expenses for management advisory services from the Sponsors, (iii) $0.3 million of transaction costs related to acquisitions not consummated, (iv) a $0.2 million loss on disposal of assets and (v) a $0.1 million loss from an investment accounted for by the equity method, partially offset by $1.3 million of non-cash reserve adjustments. For fiscal 2005, other items consist of (i) $0.6 million of expenses for management advisory services from the Sponsors and reimbursed expenses which were paid to the Sponsors, (ii) a $0.8 million loss on disposal of fixed assets, (iii) $2.2 million of non-cash stock compensation expense, (iv) $1.1 million of acquisition costs and (v) $0.1 million of non-cash reserve adjustments, partially offset by a $0.2 million gain from an investment accounted for by the equity method.

(l)                                     Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Adjusted Revenues (revenue plus the principal portion of periodic sales-type lease payments made during the period that are recorded against the principal balance outstanding and the revenues that would have been recognized as a result of the reversal of the allowance for customer credits) See notes (a) and (f) above. Adjusted EBITDA Margin is not a presentation made in accordance with GAAP and does not purport to be an alternative to net income (loss) determined in accordance with GAAP or as a measure of operating performance determined in accordance with GAAP. The company utilizes Adjusted EBITDA Margin as a measure of internal operating performance and to track the company’s operating performance against its competitors.

PanAmSat Holding Corporation

FSS and G2 Operating Segments

Reconciliation of Income from Operations to Segment EBITDA

(Amounts in thousands)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2005	2004	2005

FSS Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$87,163	$95,994	$8,523	$343,256
Depreciation and amortization	73,542	70,747	293,420	275,661

EBITDA	160,705	166,741	301,943	618,917
Adjustment of sales-type leases to operating leases (a)	6,736	6,575	25,771	26,487
Loss on termination of sales-type leases (b)	—	—	—	2,307
Effect of Galaxy 10R XIPS anomaly (c)	—	—	9,090	—
Satellite impairment (d)	—	—	99,946	—
Gain on satellite insurance claims (e)	(9,090)	—	(9,090)	—
Restructuring charges (f)	1,684	321	6,192	3,818
Reserves for long-term receivables and sales-type leases (g)	—	—	24,419	(4,303)
Reversal of allowance for customer credits (h)	—	—	7,200	—
Transaction-related costs (i)	96	1,355	155,131	11,900
Gain on sale of teleport (j)	(11,113)	—	(11,113)	—
Gain on undesignated interest rate swap (k)	—	(6,916)	—	(6,611)
Other items (l)	3,817	1,164	2,600	3,068

Segment EBITDA	$152,835	$169,240	$612,089	$655,583

G2 Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$3,442	$4,918	$11,452	$15,852
Depreciation and amortization	311	387	1,402	1,264
EBITDA	3,753	5,305	12,854	17,116
Restructuring charges (f)	—	(1)	—	476
Other items (m)	—	100	—	100
Segment EBITDA	$3,753	$5,404	$12,854	$17,692

As a result of the Recapitalization, we began utilizing Segment EBITDA as a measure of performance for our operating segments beginning in the third quarter of 2004. We evaluate the performance of our operating segments based on several factors, of which the primary financial measure is segment net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude non-recurring items and other non-cash adjustments largely outside of the segment operating managers’ control (“Segment EBITDA”). Segment EBITDA is presented herein because our chief operating decision maker evaluates and measures each business unit’s performance based on its Segment EBITDA results.

(a)                                  For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)                                 For fiscal 2005, loss on termination of sales-type leases represents the non-cash loss of $2.3 million incurred upon the conversion of one of our customer’s sales-type lease agreements to an operating lease agreement in the first quarter of 2005. The loss includes the write-off of the related sales-type lease receivable less the cost of the transponder recorded on our books as satellites upon the termination.

(c)                                  For fiscal 2004, amount represents certain non-cash charges resulting from the August 2004 XIPS anomaly on Galaxy 10R recorded during the third quarter of 2004.

(d)                                 For fiscal 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the first quarter of 2004, which resulted in this satellite being de-orbited on April 2, 2004.

(e)                                  For the three months and year ended December 31, 2004, gain on satellite insurance claims represents the gain recorded for the Galaxy 10R insurance proceeds.

(f)                                    For all periods presented, restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs.

(g)                                 For all periods presented, reserves for long-term receivables and sales-type lease adjustments represent the amount of customer-related long-term receivables that were evaluated as uncollectible and were partially or fully reserved for during the period. For fiscal 2004, the adjustment represents the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during the period. For fiscal 2005, the amount represents the reversal of approximately $4.3 million of in-orbit insurance liabilities, representing previously recorded expenses for sales-type leases on our Galaxy 4R and Galaxy 10R satellites that are no longer insured. During 2005, the insurance policies covering our Galaxy 4R and Galaxy 10R satellites expired and were not replaced and, as a result, these satellites and their related assets are no longer insured.

(h)                                 For fiscal 2004, we recorded an allowance for customer credits related to receivables from a customer affiliated with The News Corporation, as collectibility was not reasonably assured. In connection with the Recapitalization, THE DIRECTV Group guaranteed the obligations under these contracts. The adjustment represents the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

(i)                                     For the three months and year ended December 31, 2004, amounts represent costs incurred in relation to the Recapitalization. Fiscal 2004 costs consisted of $138.4 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives and $2.2 million relating to the proxy solicitation and other costs. For the three months ended December 31, 2005, amount primarily represents costs associated with the Intelsat merger which are included in selling, general and administrative expenses within our fourth quarter 2005 Statement of Operations. For fiscal 2005, amount represents (i) $10.0 million paid to the Sponsors on March 22, 2005 in relation to the termination of their respective management services agreement with us and (ii) non-capitalizable third party costs. . The $10.0 million termination fee paid to the sponsors on March 22, 2005 is included in Sponsor management fees and the remainder of the costs of approximately $1.9 million are included in Selling, general and administrative expenses within our 2005  Statement of Operations.

(j)                                     For the three months and year ended December 31, 2004, amount represents an $11.1 million gain on the sale of our Spring Creek Teleport.

(k)                                  For the three months and year ended December 31, 2005, gain on undesignated interest rate swap represents the reduction in the fair value of the interest rate swap obligation recorded during the fourth quarter of 2005. The gain on undesignated interest rate swap represents changes in the fair value of the interest rate swap obligation during 2005 when the swap was not considered an effective hedge.

(l)                                     For the three months ended December 31, 2004, other items consist of (i) $0.6 million of non-cash stock compensation expense, (ii) $0.5 million of expenses for management advisory services from the Sponsors, (iii) a $1.5 million loss on the disposal of assets and (iv) a $1.3 million non-cash reserve adjustment, partially offset by a $0.1 million gain from an investment accounted for by the equity method. For the three months ended December 31, 2005, other items consist of (i) $0.9 million of transaction costs related to acquisitions not consummated and (ii) a $0.3 million loss on the disposal of assets. For fiscal 2004, other items consist of (i) $2.6 million of non-cash stock compensation expense, (ii) $0.7 million of expenses for management advisory services from the Sponsors, (iii) $0.3 million of transaction costs related to acquisitions not consummated, (iv) a $0.2 million loss on disposal of assets and (v) a $0.1 million loss from an investment accounted for by the equity method, partially offset by $1.3 million of non-cash reserve adjustments. For fiscal 2005, other items consist of (i) $0.6 million of expenses for management advisory services from the Sponsors and reimbursed expenses which were paid to the Sponsors, (ii) a $0.8 million loss on disposal of fixed assets (iii) $1.1 million of acquisition costs and (iv) $0.8 million of non-cash stock compensation expense, partially offset by a $0.2 million gain from an investment accounted for by the equity method.

(m)                               For the three months and year ended December 31, 2005, amount represents a $0.1 million non-cash reserve adjustment.

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